Exhibit 10.45

GCT SEMIDCONDUCTOR, INC.

2121 RINGWOOD AVENUE

SAN JOSE, CA 95131

November 28, 2011

Mr. John B. Schlaefer

c/o GCT Semiconductor, Inc.

2121 Ringwood Avenue

San Jose, California 95131

Dear Mr. Schlaefer:

You previously accepted an offer letter with GCT Semiconductor, Inc. (the “Company”) dated December 16, 2005 (the “Offer Letter”) in which certain terms and conditions governing your employment with the Company were set forth. The purpose of this letter is to clarify certain provisions of that Offer Letter in connection with the proposed public offering of the Company’s common stock so as to assure that the provisions of that letter remain in compliance with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

Accordingly, the following clarifications are hereby made to the Offer Letter:

1. Section 3 is hereby amended by adding the following sentence at the end of that section:

“Any bonus you earn for a fiscal year will be paid no later than the last day of the calendar year in which such fiscal year ends.”

2. Section 5 is hereby amended by adding the following sentence to the end of that section:

“Any reimbursements or in-kind benefits to which you may become entitled in accordance with the foregoing provisions of this Section 5 shall be subject to the following conditions and limitations: (i) no expense will be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred, (ii) the amounts eligible for reimbursement in any one calendar year or the in-kind benefits provided in any one calendar year shall not affect the amounts reimbursable, or the in-kind benefits provided, in any other calendar year and (iii) the right to such reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.”

3. The following new provisions are hereby added to the end of the Offer Letter:

“8. Delayed Payments. Notwithstanding the foregoing provisions of this letter agreement, if on your employment termination date (i) the Company has any class or series of capital stock publicly traded on an established securities market or otherwise and (ii) you are a “specified employee,” as determined in accordance with the provisions of Internal Revenue Code Section 409A (“Section 409A”) and the Treasury Regulations thereunder, then any payments or benefits to which you may become entitled under this letter agreement that are subject to Section 409A shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Internal Revenue Code. Any payments or benefits so delayed shall be subsequently paid or distributed to you (or your estate) on the earlier of (i) the first day of the seventh month following your “separation from service” (as defined below) or (ii) the date of your death. On the earlier of such dates, all payments or benefits delayed pursuant to this Section 8 will be paid or distributed to you (or your estate) in a lump sum payment. The remaining payments and benefits (if any) to which you are entitled under this letter agreement will be paid or distributed as they become due and payable hereunder.

For purposes of this Section 8, “separation from service” means your cessation of employment with the Company by reason of your death, resignation, dismissal or other termination event and will be deemed to occur at such time as the level of bona fide services you are to render as such an employee (or as a non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services you rendered as an employee during the immediately preceding thirty-six (36) months. In determining whether you have experienced a separation from service, the Company will apply the standards set forth in the Treasury Regulations issued under Section 409A.”

9. Section 409A Status. The potential severance payments and benefits to which you may become entitled pursuant to this letter agreement are intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Section 409A. Accordingly, the provisions applicable to your potential cash severance payment under Section 5 above and the determination of your separation from service due to a termination of your employment without cause shall he applied, construed and administered so that such payment shall qualify for one or both of those exceptions, to the maximum extent allowable. However, to the extent any payment or benefit to which you become entitled under this letter agreement is deemed to constitute an item of deferred compensation subject to the requirements of Section 409A, the provisions applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Section 409A. In addition, to the extent there is any ambiguity as to whether any provision of this agreement would otherwise contravene one or more requirements or limitations of Section 409A and the Treasury Regulations thereunder, such provision shall be interpreted, administered and applied in a manner that complies with the applicable requirements (or an exception from the requirements) of Section 409A and the Treasury Regulations thereunder.”

Except as otherwise clarified by the terms of this letter, the terms and provisions of the Offer Letter will continue in full force and effect. If you have any questions concerning the matters described above, please contact Gene Kulzer at 408-434-6040.

/s/ Kyeongho Lee
Kyeongho Lee

Title: President and Chief Executive Officer

APPROVAL

I hereby approve and accept all of the clarifications to the Offer Letter set forth above.

/s/ John B. Schlaefer
John B. Schlaefer

Dated: November 28, 2011